Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

Shares Listed:
Toronto Stock Exchange - Ticker Symbol – ARZ
American Stock Exchange – Ticker Symbol – AZK
U.S. Registration:  (File #0-22672)
News Release Issue No. 12 - 2006

MAY 16, 2006
FOR IMMEDIATE RELEASE

LOUIS DIONNE JOINS AURIZON’S BOARD

Aurizon Mines Ltd. (TSX:ARZ; AMEX:AZK) is pleased to report that Mr. Louis Dionne has joined the Company’s Board of Directors, having been elected at the Company’s Annual General Meeting held on May 16, 2006.  Mr. Dionne spent over 20 years in the operation and development of gold properties, most recently as President and CEO of Richmont Mines Inc, a gold producer with operations in Quebec and Newfoundland.  Prior to his service with Richmont, Mr. Dionne was Senior Vice President, Underground Operations for Barrick Gold Corporation and in this capacity, he had operating responsibility for Barrick's underground operations.  He had primary responsibility for the development of the high grade Meikle mine and Rodeo projects in Nevada and the Holt-McDermott Mine in Ontario.  Mr. Dionne also provided technical input and leadership in the area of corporate mergers and acquisitions for Barrick.  Mr. Dionne, a Mining Engineer, is a graduate of Laval University in Quebec.

Mr. Dionne joins the Company’s other Board Members:  Sargent H. Berner, David P. Hall and Frank Lang, all of whom were re-elected at the Annual General Meeting; together with Richard Faucher, Brian S. Moorhouse, Robert Normand and Ian S. Walton, whose terms did not expire.

All resolutions that Members were asked to consider at the Annual General Meeting were overwhelmingly approved.

Pursuant to the Company’s Incentive Stock Option Plans, incentive stock options have been granted to directors, officers and employees for the purchase up to two million common shares at a price of $2.38, vesting over a five year period.  Taking into account this allocation, the Company currently has a total of 4,459,500 Common Shares granted pursuant to its Stock Option Plans, representing 3% of the Company’s current outstanding share capital.

Aurizon is a Canadian-based gold exploration and development company, and owns a 100% interest in the Casa Berardi Project, situated in the Abitibi region of north-western Quebec, one of the world’s most prolific gold and base metal regions.  Pre-production construction is currently underway and production at the Project is anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.  Additional information on Aurizon and its properties is available on Aurizon’s website at http://www.aurizon.com

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”.  These forward-looking statements include, but are not limited to, statements regarding the Company’s strategic plans, timing of an updated feasibility study, future commercial production, and work programs.  Forward-looking statements express, as at the date of this news release, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements.   We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to, mining industry risks and hazards, environmental risks and hazards, risks of delays in construction and other risks more fully described in Aurizon’s  Annual Information Form filed with the Securities Commission of the provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec, and in Aurizon’s Annual Report on Form 40-F filed with the United States Securities and Exchange Commission.  These documents are available on Sedar at www.sedar.com and on Edgar at www.sec.gov/.